Exhibit 10.3

EXECUTION COPY

SHARE LENDING AGREEMENT

Dated as of July 28, 2008

Between

Sirius Satellite Radio Inc. (“Lender”) and

UBS AG, London Branch. (“Borrower”)

This AGREEMENT sets forth the terms and conditions under which Borrower may, from time to time, borrow from Lender shares of Common Stock.

The parties hereto agree as follows:

Section 1. Certain Definitions. The following capitalized terms shall have the following meanings:

“Board of Directors” means the board of directors of Lender.

“Business Day” means a day on which regular trading occurs in the principal trading market for the Common Stock.

“Cash” means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.

“Clearing Organization” means The Depository Trust Company, or, if agreed to in writing by Borrower and Lender, such other securities intermediary at which Borrower and Lender maintain accounts.

“Closing Price” on any day means, with respect to the Common Stock (i) if the Common Stock is listed on a U.S. securities exchange registered under the Exchange Act or is included in the OTC Bulletin Board Service (operated by the National Association of Securities Dealers, Inc.), the last reported sale price, regular way, in the principal trading session on such day on such market on which the Common Stock is then listed or is admitted to trading (or, if the day of determination is not a Business Day, the last preceding Business Day) and (ii) if the Common Stock is not so listed or admitted to trading or if the last reported sale price is not obtainable (even if the Common Stock is listed or admitted to trading on such market ), the average of the bid prices for the Common Stock obtained from as many dealers in the Common Stock (which may include Borrower or its affiliates), but not exceeding three, as shall furnish bid prices available to Lender.

“Common Stock” means shares of common stock, par value $0.001, of Lender, or any other security, assets or other consideration (including cash) into which such common stock shall be exchanged or converted as the result of any merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy), then, effective upon such exchange or conversion, the amount of such other security, assets or other consideration received in exchange for one share of Common Stock shall be deemed to become one share of Common Stock. For purposes of the foregoing, where a share of Common Stock may be converted or exchanged into more than a single type of consideration based upon any form of stockholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Lender’s Common Stock that affirmatively make such an election.

“Credit Downgrade” occurs when Borrower receives ratings for its long term, unsecured and unsubordinated indebtedness below BBB+ by Standard and Poor’s Ratings Group, or its successor (“S&P”), and below Baa1 by Moody’s Investors Service, Inc., or its successor (“Moody’s”); provided, if one of S&P or Moody’s ceases to rate such debt, Credit Downgrade occurs when Borrower receives a rating for such indebtedness that is below BBB+ by S&P or below Baa1 by Moody’s; provided further, if both S&P and Moody’s cease to rate such debt, Credit Downgrade occurs when Borrower receives an equivalent or lower rating for such indebtedness by a substitute rating agency mutually agreed upon by Lender and Borrower.

“Cutoff Time” shall mean 10:00 a.m. in the jurisdiction of the Clearing Organization, or such other time on a Business Day by which a transfer of Loaned Shares must be made by Lender to Borrower, as shall be determined in accordance with market practice.

“DTV” means, with respect to any Business Day, the daily trading volume reported for the Common Stock during such Business Day.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchangeable Notes” means up to $550,000,000 aggregate principal amount of 7% Exchangeable Senior Subordinated Notes due 2014 issued by XM Satellite Radio, Inc.

“Facility Termination Date” means the earlier to occur of (i) the first date as of which all of the Exchangeable Notes have been exchanged, repaid or repurchased or are otherwise no longer outstanding and (ii) December 1, 2014.

“Final Borrowing Date” means the date that follows the Final Borrowing Notice Date by three Business Days.

“Final Borrowing Notice Date” means August 15, 2008; provided that for each Business Day from the date hereof through and including August 15, 2008 on which Lender’s registration statement is not available to Borrower and its affiliates to effect sales of the Loaned Shares in accordance with the Underwriting Agreement, the Final Borrowing Notice Date shall be postponed for one Business Day.

“Indenture” means the indenture for the Exchangeable Notes.

“Lender’s Designated Account” means the securities account of Lender as notified by Lender to Borrower promptly following execution hereof and in no event later than July 31, 2008.

“Loan Availability Period” means the period beginning on the date hereof and ending on the Facility Termination Date or such earlier date on which this Agreement shall terminate in accordance with its terms.

“Loaned Shares” means shares of Common Stock transferred in a Loan hereunder until such Common Stock (or identical Common Stock) is transferred back to Lender hereunder. If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, then the number of outstanding Loaned Shares shall be proportionately increased or decreased, as the case may be. If any new or different security or securities, assets or other consideration shall be exchanged for the outstanding shares of Common Stock as described in the definition thereof, such new or different security or securities, assets or other consideration shall, effective upon such exchange, be deemed to become a Loaned Share in substitution for the former Loaned Share for which such exchange is made and in the same proportions as described in the definition of “Common Stock.” For purposes of return of Loaned Shares by Borrower or purchase or sale of securities pursuant to Section 4 or 10, Borrower may return securities of the same issuer, class and quantity as the Loaned Shares as adjusted pursuant to the two preceding sentences.

“Maximum Number of Shares” means 74,000,005 shares of Common Stock, subject to the adjustments as follows:

(a) If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, the Maximum Number of Shares shall, effective as of the payment or delivery date of any such event, be proportionally increased or decreased, as the case may be.

(b) If any Exchangeable Notes are exchanged, repaid or repurchased or otherwise cease to be outstanding on a day prior to the “Maturity Date” (as defined in the Indenture) (such Exchangeable Notes, the “Early Retired Notes”), then, upon receipt by Borrower of a written notice from Lender setting forth the aggregate principal amount of such Early Retired Notes, the Maximum Number of Shares shall be reduced by a number of shares of Common Stock relating to such Early Retired Notes as the parties shall mutually agree to.

(c) Upon the termination of any Loan pursuant to Section 4(a), the Maximum Number of Shares shall be reduced by the number of Loaned Shares surrendered by Borrower to Lender.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer Agent” means BNY Mellon Shareowner Services.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the date hereof and as it may be amended from time to time.

“Underwriting Agreement” means the Underwriting Agreement, dated as of July 28, 2008, entered into between Borrower, Lender and Morgan Stanley & Co. Incorporated and UBS Securities LLC as representatives for the several underwriters named therein, providing for the public offering of the Common Stock.

Section 2. Loans of Shares; Transfers of Loaned Shares

(a) Subject to the terms and conditions of this Agreement (including without limitation paragraph (b) immediately below) and subject to the closing and issuance of the Exchangeable Notes, Lender hereby agrees to make available for borrowing by Borrower, at any time and from time to time, during the Loan Availability Period, shares of Common Stock up to, in the aggregate, the Maximum Number of Shares.

(b) Subject to the terms and conditions of this Agreement, Borrower may, from time to time at any time on or prior the Final Borrowing Notice Date, by written notice to Lender and the Transfer Agent (a “Borrowing Notice”), initiate one or more transactions in which Lender will lend Loaned Shares to Borrower through the issuance by Lender of such Loaned Shares to Borrower upon the terms, and subject to the conditions, set forth in this Agreement (each such issuance and loan, a “Loan”); provided that Borrower may not consummate (i) more than one Loan per Business Day or (ii) any Loan after the Final Borrowing Date. Such Loan shall be confirmed through the book-entry settlement system of the Clearing Organization. The records maintained by the Clearing Organization shall constitute conclusive evidence with respect to the Loan, including the number of shares of Common Stock that are the subject of the Loan to which the applicable records relate.

(c) Notwithstanding anything to the contrary in this Agreement, Borrower shall not be permitted to borrow, and may not initiate a Loan hereunder with respect to, any shares of Common Stock at any time to the extent that Borrower determines (in its sole discretion) that any Loan of such shares of Common Stock shall cause Borrower to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock outstanding at such time.

(d) Lender shall transfer Loaned Shares to Borrower on or before the Cutoff Time on the date specified in the Borrowing Notice for the commencement of the Loan, which date shall not be earlier than (i) in the case of the first Borrowing Notice delivered hereunder, the second Business Day following the receipt by the Lender of such Borrowing Notice and (ii) in the case of each subsequent Borrowing Notice, the third Business Day following the receipt by Lender of such Borrowing Notice. Delivery of the Loaned Shares to Borrower shall be made in the manner set forth under Section 11 below.

(e) In the Borrowing Notice next following any change in the Final Borrowing Date pursuant to clauses (i) or (ii) of the definition thereof, Borrower shall give written notice to Lender of such change, which notice shall specify the DTV on the Business Day such change was effected. Borrower shall also notify Lender in its final Borrowing Notice that upon consummation of the Loan to which such Borrowing Notice relates, Borrower will have borrowed the Maximum Number of Shares.

Section 3. Loan Fee. Borrower agrees to pay Lender a single loan fee per Loan (a “Loan Fee”) equal to $0.001 per Loaned Share included in such Loan. The Loan Fee shall be paid by Borrower on or before the time of transfer of the Loaned Shares pursuant to Section 2(d) on a delivery-versus-payment basis through the facilities of the Clearing Organization.

Section 4. Loan Terminations.

(a) Borrower may terminate all or any portion of a Loan on any Business Day by giving written notice thereof to Lender and transferring the corresponding number of Loaned Shares to Lender, without any consideration being payable in respect thereof by Lender to Borrower. Any such loan termination shall be effective upon delivery of the Loaned Shares in accordance with the terms hereof.

(b) Subject to Section 10 below, all outstanding Loans, if any, shall terminate on the Facility Termination Date, and all Loaned Shares then outstanding,

if any, shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the thirty-third Business Day following the Facility Termination Date. In addition, if at any time the number of Loaned Shares outstanding under this Agreement exceeds the Maximum Number of Shares, then the outstanding Loans shall immediately terminate to the extent of such excess and, subject to Section 10 below, such excess number of Loaned Shares shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the thirty-third Business Day following the first date as of which such excess exists.

(c) Subject to Section 10 below, if a Loan is terminated upon the occurrence of a Default as set forth in Section 9, the Loaned Shares shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the thirty-third Business Day following the termination date of such Loan as provided in Section 9.

Section 5. Distributions.

(a) If at any time when there are Loaned Shares outstanding under this Agreement, Lender pays a cash dividend or makes a cash distribution in respect of all its outstanding Common Stock, Borrower shall pay to Lender (whether or not Borrower is a holder of any or all of the outstanding Loaned Shares), within three Business Days after the payment of such dividend or distribution, an amount in cash equal to the product of (i) the amount per share of such dividend or distribution and (ii) the number of Loaned Shares outstanding on the record date for such dividend or distribution.

(b) If at any time when there are Loaned Shares outstanding under this Agreement, Lender makes a distribution in respect of outstanding Common Stock (other than a distribution upon liquidation or a reorganization in bankruptcy) in property or securities, including any options, warrants, rights or privileges in respect of securities (other than a distribution of Common Stock, but including any options, warrants, rights or privileges exercisable for, convertible into or exchangeable for Common Stock) (a “Non-Cash Distribution”), Borrower shall deliver to Lender in kind (whether or not Borrower is a holder of any or all of the outstanding Loaned Shares), within three Business Days after the date of such Non-Cash Distribution, the property or securities so distributed in an amount (the “Delivery Amount”) equal to the product of (i) the amount per share of Common Stock of such Non-Cash Distribution and (ii) the number of Loaned Shares outstanding on the record date for such dividend or distribution; provided that if Borrower returns any Loaned Shares to Lender following a record date for such a Non-Cash Distribution on such Loaned Shares, but prior to the settlement of such Non-Cash Distribution on such Loaned Shares, Borrower shall nonetheless deliver to Lender the Delivery Amount in respect of such Non-Cash Distribution within three Business Days after the settlement date of such distribution.

Section 6. Rights in Respect of Loaned Shares. Subject to the terms of this Agreement, including Borrower’s obligation to return the Loaned Shares in accordance with the terms of this Agreement, and except as otherwise agreed by Borrower and Lender or Borrower and any subsequent transferee of Loaned Shares, insofar as Borrower or such transferee is the record owner of any such Loaned Shares, such person shall have all of the incidents of ownership in respect of any such Loaned Shares, including the right to transfer the Loaned Shares to others. Notwithstanding the foregoing, Borrower agrees that it will not vote, and it will cause any of its affiliates that are the record owner of any Loaned Shares to not vote, any Loaned Shares initially loaned to it by Lender on any matter submitted to a vote of Lender’s shareholders except in certain circumstances where such vote is required for quorum purposes.

Section 7. Representations and Warranties.

(a) Each of Borrower and Lender represent and warrant to the other that:

(i) it has full power to execute and deliver this Agreement, to enter into the Loan contemplated hereby and to perform its obligations hereunder;

(ii) it has taken all necessary action to authorize such execution, delivery and performance;

(iii) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms; and

(iv) the execution, delivery and performance of this Agreement does not and will not violate, contravene, or constitute a default under, (A) its certificate of incorporation, bylaws or other governing documents, (B) any laws, rules or regulations of any governmental authority to which it is subject, (C) any contracts, agreements or instrument to which it is a party or (D) any judgment, injunction, order or decree by which it is bound.

(b) Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of any Loan hereunder, that the Loaned Shares and all other outstanding shares of Common Stock of the Company have been duly authorized and, upon the issuance and delivery of the Loaned Shares to Borrower in accordance with the terms and conditions hereof, and subject to the contemporaneous or prior receipt of the applicable Loan Fee by Lender, will be duly authorized, validly issued, fully paid nonassessible shares of Common Stock and the stockholders of Lender have no preemptive rights with respect to the Loaned Shares.

(c) Lender represents and warrants to Borrower, as of the date hereof, and as of the date any Loaned Shares are transferred to Borrower in respect of any Loan hereunder, that the outstanding shares of Common Stock are listed on The NASDAQ Global Select Market (“NASDAQ”) and the Loaned Shares have been approved for listing on NASDAQ, subject to official notice of issuance.

(d) Lender represents and warrants to Borrower, as of the date any Loaned Shares are transferred to Borrow in respect of any Loan hereunder, Lender is not “insolvent” (as such term is defined under Section 101(32) of Title 11 of the United States Code (the “Bankruptcy Code”).

(e) Lender represents and warrants to Borrower, as of the date any Loaned Shares are transferred to Borrower in respect of any Loan hereunder, Lender will be able to purchase the Maximum Number of Shares at a price equal to the Loan Fee in compliance with the corporate law of Lender’s jurisdiction of incorporation.

(f) Lender represents to Borrower that for United States tax purposes it is a resident of the United States.

(g) Lender represents and warrants to Borrower, as of the date hereof, that Lender does not have any Common Stock repurchase program.

Section 8. Covenants.

(a) Borrower represents and warrants to Lender that it is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Agreement is intended to be (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Borrower is intended to be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(b) Lender shall, no later than the later of (i) five Business Days prior to any repurchase of Common Stock, or (ii) the public announcement of any repurchase of Common Stock (such later date, the “Repurchase Notice Deadline”), give Borrower a written notice of such repurchase (a “Repurchase Notice”) if, following such repurchase, the Outstanding Borrow Percentage as determined on such day after giving effect to such repurchase would be greater by 0.5% than the Outstanding Borrow Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% than Outstanding Borrow Percentage as of the date hereof); provided that if Lender makes a public announcement of the authorization by the Board of Directors of any entry by Lender into a new Common Stock repurchase program or of any increase in the size of an existing Common Stock repurchase program of Lender prior to the Repurchase Notice Deadline related to repurchase of Common Stock made under such authorization, then, in addition to the Repurchase Notice, Lender shall immediately notify Borrower of such board authorization. The “Outstanding Borrow Percentage” as of any day is the fraction (A) the numerator of which is the number of Loaned Shares outstanding on such day and (B) the denominator of which is the number of shares of Common Stock outstanding on such day, including such Loaned Shares.

(c) Borrower covenants and agrees with Lender that, insofar as Borrower or any of its affiliates is the record owner of any Loaned Shares, such Loaned Shares shall be used for the purpose of directly or indirectly facilitating the sale of Exchangeable Notes and hedging activities relating to the Exchangeable Notes by the holders thereof.

(d) In respect of any Early Retired Notes, each of Lender and Borrower shall use its reasonable best efforts to identify to the other party as promptly as practicable the beneficial owner of the Early Retired Notes, and Borrower shall use its reasonable best efforts to identify to Lender as promptly as practicable the number of Loaned Shares (if any) to be returned by Borrower in respect of such Early Retired Notes.

Section 9. Defaults.

(a) All Loans, and any further obligation to make Loans under this Agreement, may, at the option of the non-defaulting party by a written notice to the defaulting party (which option shall be deemed exercised even if no notice is given immediately on the occurrence of an event specified in Section 9(a)(iii) or 9(a)(iv) below), be terminated (x) immediately on the occurrence of any of the events set forth in Section 9(a)(iii) or 9(a)(iv) below or (y) two Business Days following such notice on the occurrence of any of the events set forth below (each, a “Default”):

(i) Borrower fails to deliver Loaned Shares to Lender as required by Section 4;

(ii) Borrower fails to deliver or pay to Lender when due any cash, securities or other property as required by Section 5;

(iii) the filing by or on behalf of either party of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency, winding-up or liquidation or similar act or law, of any state, federal or other applicable foreign jurisdictions, now or hereafter existing (“Bankruptcy Law”), or any action by such party for, or consent or acquiescence to, the appointment of a receiver, trustee, conservatory, custodian or similar official of such party, or of all or a substantial part of its property; or the making by such party of a general assignment for the benefit of creditors; or the admission by such party in writing of its inability to pay its debts as they become due;

(iv) the filing of any involuntary petition against either party in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over such party or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of such party or of all or a substantial part of its property or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of such party; and continuance of any such event for 15 consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged;

(v) Lender or Borrower fails to provide any indemnity as required by Section 12;

(vi) Borrower notifies Lender of its inability to or intention not to perform Borrower’s obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or

(vii) any representation made by Borrower under this Agreement in connection with any Loan or Loans hereunder shall be incorrect or untrue in any material respect during the term of any Loan hereunder or Borrower fails to comply in any material respect with any of its covenants or agreements under this Agreement.

Section 10. Right to Extend; Lender’s Remedies.

(a) Borrower may, following the termination of any Loan hereunder, delay the date on which the related Loaned Shares are due to Lender pursuant to Sections 4(b) or 4(c) (the “Settlement Due Date”), with respect to some or all of such Loaned Shares, if Borrower reasonably determines, based on the advice of counsel, that such extension is reasonably necessary to enable Borrower (or any of its affiliates) to effect purchases of Common Stock in connection with this Agreement in a manner that would be in compliance with legal and regulatory requirements (i) applicable to Borrower or such affiliates in purchasing such shares of Common Stock or (ii) if Borrower were deemed to be Lender or an affiliated purchaser of Lender, that would be applicable to Lender in purchasing such shares of Common Stock; provided that no such extension or extensions shall postpone the Settlement Due Date later than the date that is 60 Business Days after the original date that would have been the Settlement Due Date but for this clause (a).

(b) If, upon the termination of any Loan under Section 9 and, on the Settlement Due Date (as may be extended pursuant to clause (a) above), the purchase of Common Stock in an amount equal to all or any portion of the Loaned Shares to be delivered to Lender by Borrower in accordance with Sections 4(b) or 4(c) of this Agreement (i) shall be prohibited by any law, rules or regulation of any governmental authority to which it is or would be subject, (ii) shall violate, or would upon such purchase likely violate, any order or prohibition of any court, tribunal or other governmental authority, (iii) shall require the prior consent of any court, tribunal or governmental authority prior to any such repurchase or (iv) would subject Borrower, in the reasonable judgment of Borrower, based on the advice of counsel, to any liability or potential liability under any applicable federal securities laws (including, without limitation, Section 16 of the Exchange Act) (each of (i), (ii), (iii) and (iv), a “Legal Obstacle”), then, in each case, Borrower shall immediately notify Lender of the Legal Obstacle and the basis therefor, whereupon such Borrower’s obligations under Sections 4(b) or 4(c), as the case may be, shall be suspended until such time as no Legal Obstacle with respect to such obligations shall exist (a “Repayment Suspension”). Following the occurrence of, and during the continuation of any Repayment Suspension, Borrower shall use its reasonable best efforts to remove or cure the Legal Obstacle as promptly as possible and promptly deliver to Lender any Loaned Shares that it actually acquires. If, notwithstanding its reasonable best efforts, Borrower is unable to remove or cure the Legal Obstacle within 30 Business Days of the Settlement Due Date (as such Date may be extended pursuant to clause (a) above so long as the sum of the extensions pursuant to clause (a) above and this sentence does not exceed 60 Business Days), Borrower’s obligation to return the Loaned Shares shall be converted to an obligation to pay to Lender, on the first Business Day following the extension period described above, in lieu of the delivery of Loaned Shares in accordance with Sections 4(b) or 4(c), as the case may be, an amount in immediately available funds (the “Replacement Cash”) equal to the product of (A) the Closing Price as of the last Business Day of the extension period described above multiplied by (B) the number of Loaned Shares then outstanding.

(c) If Sections 10(a) and Section 10(b) are not applicable and Borrower shall fail to deliver Loaned Shares in accordance with Section 4, or if Section 10(b) is applicable and Borrower shall fail to pay the Replacement Cash in accordance with Section 10(b), then, in addition to any other remedies available to Lender under this Agreement or under applicable law, Lender shall have the right (upon prior written notice to Borrower) to purchase a like amount of Loaned Shares (“Replacement Shares”) in the principal market for such securities in a commercially reasonable manner and in compliance with applicable securities laws. To the extent Lender shall exercise such right, Borrower’s obligation to return a like amount of Loaned Shares or to pay the Replacement Cash, as applicable, shall terminate and Borrower shall be liable to Lender for the purchase price of Replacement Shares (plus all other amounts, if any, due to Lender hereunder), all of which shall be due and payable within one Business Day of notice to Borrower by Lender of the aggregate purchase price of the Replacement Shares. The purchase price of Replacement Shares purchased under this Section 10 shall include broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase.

Section 11. Transfers.

(a) All transfers of Loaned Shares to Borrower hereunder shall be made by the crediting by a Clearing Organization of such Loaned Shares to Borrower’s “securities account” (within the meaning of Section 8-501 of the UCC) maintained with such Clearing Organization. All transfers of Loaned Shares to Lender hereunder shall be made by the crediting of such Loaned Shares to Lender’s Designated Account. In every transfer of “financial assets” (within the meaning of Section 8-102 of the UCC) hereunder, the transferor shall take all steps necessary (a) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under Section 8-501 of the UCC, (b) to enable the transferee to obtain “control” (within the meaning of Section 8-106 of the UCC), and (c) to provide the transferee with comparable rights under any applicable foreign law or regulation that is applicable to such transfer.

(b) All transfers of cash hereunder to Borrower or Lender shall be by wire transfer in immediately available, freely transferable funds.

(c) A transfer of securities or cash may be effected under this Section 11 on any day except (i) a day on which the transferee is closed for business at its address set forth in Section 16 or (ii) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

Section 12. Indemnities.

(a) Lender hereby agrees to indemnify and hold harmless Borrower and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses (and losses relating to Borrower’s market activities as a consequence of becoming, or of the risk of becoming, subject to Section 16(b) under the Exchange Act, including without limitation, any forbearance from market activities or cessation of market activities and any losses in connection therewith or with respect to this Agreement) incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with, (i) any breach by Lender of any of its representations or warranties contained in Section 7 or (ii) any breach by Lender of any of its covenants or agreements in this Agreement.

(b) Borrower hereby agrees to indemnify and hold harmless Lender and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with (i) any breach by Borrower of any of its representations or warranties contained in Section 7 or (ii) any breach by Borrower of any of its covenants or agreements in this Agreement.

(c) In case any claim or litigation which might give rise to any obligation of a party under this Section 12 (each an “Indemnifying Party”) shall come to the attention of the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence and amount thereof; provided that the failure of the Indemnified Party to give such notice shall not adversely affect the right of the Indemnified Party to indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Section 12. Such response shall be delivered no later than 30 days after the initial notification from the Indemnified Party; provided that, if the Indemnifying Party reasonably cannot respond to such notice within 30 days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.

(d) An Indemnifying Party shall be entitled to participate in and, if (i) in the good faith judgment of the Indemnified Party such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. An Indemnified Party shall not make any settlement of any claim or litigation under this Section 12 without the written consent of the Indemnifying Party.

Section 13. Termination of Agreement.

(a) This Agreement may be terminated (i) at any time by the written agreement of Lender and Borrower, or (ii) by Lender or Borrower upon the occurrence of a Default.

(b) Unless otherwise agreed by Borrower and Lender, the provisions of Section 12 shall survive the termination of this Agreement.

Section 14. Assignments. Neither Borrower nor Lender can assign any of its rights or obligations under this Agreement without the prior written consent of the other party. Within 30 days of an occurrence of a Credit Downgrade, Lender may deliver a written notice to Borrower (the “Assignment Notice”) requesting that the Borrower assign its rights and obligations under this Agreement to a financial institution reasonably acceptable to Borrower and Lender (the “Assignee”). Following receipt of the Assignment Notice, Borrower will use its reasonable efforts to assign to the Assignee its rights and obligations under the Agreement and its, or its affiliates’ corresponding rights and obligations under swap or other agreements with holders of Exchangeable Notes (the “Back-to-back Agreements”) within not more than 60 days of its receipt of the Assignment Notice; provided that Borrower shall be under no obligation to effect any such assignment unless (i) the Assignee shall assume all of the Borrower’s rights and obligations under the Agreement and all Back-to-back Agreements, (ii) each of the counterparties to the Back-to-back Agreements shall consent to an assignment of the Back-to-back Agreement to which it is a party, (iii) none of such assignments (w) shall be prohibited by any law, rules or regulation of any governmental authority to which Borrower or any of its affiliates is or would be subject, (x) shall violate, or would upon any such assignment likely violate, any order or prohibition of any court, tribunal or other governmental authority, (y) shall require the prior consent of any court, tribunal or other governmental authority prior to such assignment or (z) would subject Borrower or any of its affiliates, in the reasonable judgment of Borrower, based on the advice of counsel, to any liability or potential liability under any applicable laws, and (iv) Lender shall fully cooperate with Borrower in effecting all such assignments. Notwithstanding the foregoing, Borrower’s rights and obligations under Section 12 of this Agreement shall survive any assignment.

Section 15. [Reserved.]

Section 16. Notices.

(a) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received.

(b) All such notices and other communications shall be directed to the following address:

(i)	If to Borrower to:

UBS AG, London Branch

299 Park Avenue, 29th Floor

New York, NY 10171

Facsimile: 212-821-4610

With a copy to:

UBS AG

Equities Legal Department

677 Washington Blvd, 8th Floor

Stamford, CT 06901

Fax: 203-719-5627

Attn: Gordon S. Kiesling

(ii)	If to Lender to:

Sirius Satellite Radio Inc.

1221 Avenue of the Americas

New York, New York 10020

Attention: Chief Financial Officer

With a copy to:

Sirius Satellite Radio Inc.

1221 Avenue of the Americas

New York, New York 10020

Attention: General Counsel

(iii)	If to the Transfer Agent to:

BNY Mellon Shareowner Services

480 Washington Boulevard - 29th Floor

Jersey City, NY 07310

Facsimile: 201-680-4606

(c) In the case of any party, at such other address as may be designated by written notice to the other parties.

Section 17. Governing Law; Submission to Jurisdiction; Severability.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but excluding any choice of law provisions that would require the application of the laws of a jurisdiction other than New York.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

Section 18. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto to have executed this Share Lending Agreement as of the date and year first above written.

Sirius Satellite Radio Inc., as Lender

By:	/s/ Mel Karmazin
Name:	Mel Karmazin
Title:	Chief Executive Officer

UBS AG, London Branch as Borrower

By:	/s/ Gordon S. Kiesling
Name:	Gordon S. Kiesling
Title:	Executive Director and Counsel Region Americas Legal